As filed with the Securities and Exchange Commission on February 19, 2002.

File No. 333-                                   Commission file number: 0-27637
---------------------------------               -------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                   GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.
                   -------------------------------------------
             (Exact name of registrant as specified in its charter)


               Colorado                               47-0811483
               --------                               ----------
   (State or Other Jurisdiction of           (Employer Identification Number)
   Incorporation or Organization)

               501 Brickell Key Drive, Suite 603, Miami, FL 33131
               --------------------------------------------------
                    (Address of Principal Executive Offices)

     2002 Stock Option Plan of Global Entertainment Holdings/Equities, Inc.
     ----------------------------------------------------------------------
                            (Full Title of the Plan)

        Bryan Abboud, 501 Brickell Key Drive, Suite 603, Miami, FL 33131
        ----------------------------------------------------------------
            (Name, Address, Including Zip Code, of Agent for Service)

    Telephone number, including area code, of agent for service: 305-374-2036


                         CALCULATION OF REGISTRATION FEE

Title of Securities     Amount of      Proposed         Proposed      Amount of
 to be Registered      Shares to be     Maximum         Maximum     Registration
                        Registered   Offering Price     Aggregate         Fee
                                       Per Share (1)  Offering Price

  Common Stock, par     1,900,000        $0.30          $570,000       $150.48
    value $0.001
==================== ============== =============== ================ ===========

(1)Bona Fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of February 14, 2002, a date within five business days prior to the date of filing of this registration statement.

   In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

                                    Page 1 of 12 consecutively numbered pages.
                                  Exhibit Index appears on consecutive page 6.

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Cross-Reference Sheet Pursuant to Rule 404(a) under the Securities Act of 1933

Below you will find a cross-reference between items of Part I of Form S-8 and the Section 10(a) Prospectus that will be delivered to each employee, consultant, or director who participates in the Plan. The Form S-8 and the
Section 10(a) Prospectus relate to an employee benefit plan of Global Entertainment Holdings/Equities, Inc., a Colorado corporation (which may hereafter be referred to as "we", "us", or "our(s)").

Registration Statement Item Numbers and HeadiProspectus Heading

Item 1. Plan Information                       Section 10(a) Prospectus

Item 2. Registrant Information and             Section 10(a) Prospectus
        Employee Plan Annual Information

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

2. All reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2000.

3. The description and specimen certificate of our common stock, par value $0.001 ("Common Stock"), contained in our Form 10-SB Amendment No. 6 filed with Commission under the Exchange Act on or about December 4, 2000 ("Form 10-SB"), including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Our Common Stock being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in our Form 10-SB and is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

No expert is named as preparing or certifying all or part of the registration statement to which this prospectus pertains. The counsel named in this prospectus as having given an opinion on the validity of the securities being offered hereby was not hired on a contingent basis and will not receive an interest in us in connection with this offering.

Item 6. Indemnification of Directors and Officers.

Our Bylaws and certain sections of Colorado General Corporation Law ("Colorado Law") allow for the indemnification of our officers and directors in certain situations where liability would otherwise personally attach to such officers and directors.

Colorado Law provides for mandatory indemnification of directors of a corporation who are wholly successful, on the merits or otherwise, in defense of any proceeding to which the director was a party because the person is or was a director, against reasonable expenses incurred in connection with the proceeding.

Colorado law also allows a corporation's directors as well as its officers to be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding if that person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a shareholder derivative suit, the person will be indemnified if he was not adjudged liable or, in the case of any other proceeding, the person was not adjudged liable for receiving an improper personal benefit. With respect to any criminal action or proceeding, a person will be indemnified if that person did not have reasonable cause to believe that his conduct was unlawful.

The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933. To the extent that indemnification may be related to liability arising under the Securities Act, the Securities and Exchange Commission takes the position that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits are attached to this Form S-8 and listed in the Exhibit Index on page 6 and below.

  SEC Ref.       Page                     Description of Exhibit
    No.           No.

     4            7                       2002 Stock Option Plan

   5, 23          10                  Opinion and Consent of Counsel

     23           12                       Consent of Accountant

Item 9. Undertakings.

(a)We, the undersigned hereby undertake:

   (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   (2)To treat, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the County of Dade, State of Florida, on January 25, 2002.

                  GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.


                  By  /s/ Bryan Abboud
                      ------------------------------------------
                      Bryan Abboud, Chief Executive Officer


                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bryan Abboud, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed by the following persons in the capacities and on the date indicated.


Signature                         Title                    Date

/s/ Bryan Abboud
______________________________    CEO and Director         January 25, 2002
Bryan Abboud


/s/ Thomas Glaza
______________________________    Director                 January 25, 2002
Thomas Glaza


/s/ Sergio Gonzalez
______________________________    Finance Manager          January 25, 2002
Sergio Gonzalez

                              INDEX TO EXHIBITS


  SEC Ref.       Page                     Description of Exhibit
    No.          No.

     4            7                       2002 Stock Option Plan

   5, 23          10                  Opinion and Consent of Counsel

     23           12                       Consent of Accountant

                                                                  Exhibit 4

                          THE 2002 STOCK OPTION PLAN
                                      OF
                 GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.

Global Entertainment Holdings/Equities, Inc., a Colorado corporation (the "Company"), hereby adopts the 2002 Stock Option Plan of Global Entertainment Holdings/Equities, Inc. (this "Plan"), on this 25th day of January, 2002. Under this Plan, the Company may grant options to acquire (the "Options") One Million Nine Hundred Thousand (1,900,000) shares of its common stock, par value $0.001 (the "Stock"), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein. In addition, at the discretion of the Board of Directors, options to acquire stock of the Company may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries and are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market in our securities.

1. Purpose of this Plan. This Plan is intended to aid the Company in maintaining and developing a management team, and in attracting new personnel as needed and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the Company's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company. It is also designed to permit the Company to reward those individuals who are not employees of the Company but who management perceives to have contributed to the success of the Company, or who are important to the continued business and operations of the Company. The above goals will be achieved through the granting of Options.

2. Administration of this Plan. Administration of this Plan shall be determined by the Company's Board of Directors (the "Board"). Subject to compliance with applicable provisions of governing law, the Board may delegate administration of this Plan or specific administrative duties with respect to this Plan on such terms and to such committees of the Board as it deems proper (hereinafter the Board or its authorized committee shall be referred to as "Plan Administrators"). The interpretation and construction of the terms of this Plan by the Plan Administrators thereof shall be final and binding on all participants in this Plan absent a showing of demonstrable error. No member of the Plan Administrators shall be liable for any action taken or determination made in good faith with respect to this Plan. The grant of any Option approved by a majority vote of those Plan Administrators attending a duly and properly held meeting shall be valid. Any Option approved by the Plan Administrators shall be approved as specified by the Board at the time of delegation.

3. Shares of Stock Subject to this Plan. A total of One Million Nine Hundred Thousand (1,900,000) shares of Stock are subject to, and may be issued pursuant to, Options granted under this Plan. Some of the shares of Stock subject to this Plan underlie Options which have already been granted but not exercised. The number of shares of Stock subject to, or issued pursuant to, Options granted under this Plan may be increased or decreased as the Plan Administrators deem advisable.

4. Reservation of Stock on Granting of Option. At the time any Option is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of Stock subject to such Option until it is exercised or expires. The Company may reserve either authorized but unissued shares or issued shares reacquired by the Company.

5. Eligibility. The Plan Administrators may grant Options to employees, officers, and directors of the Company and its subsidiaries, as may be existing from time to time, and to other individuals who are not employees of the Company, or its subsidiaries, including consultants and advisors, provided that such consultants and advisors render bona fide services to the Company or its subsidiaries and such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market in our securities. In any case, the Plan Administrators shall determine, based on the foregoing limitations and the Company's best interests, which employees, officers, directors, consultants and advisors are eligible to participate in this Plan. Options shall be in the amounts, and shall have the rights and be subject to the restrictions, as may be determined by the Plan Administrators, all as may be within the provisions of this Plan.

6. Term of Options and Certain Limitations on Right to Exercise.

   a. Each Option shall have its term established by the Plan Administrators at the time the Option is granted but in no event may such term exceed ten (10) years.

   b. The term of the Option may be shortened or extended as the Plan Administrators may deem advisable.

   c. Unless otherwise specifically provided by the written provisions of the Option or required by applicable disclosure or other legal requirements promulgated by the Securities and Exchange Commission ("SEC"), no participant of this Plan or his or her legal representative, legatee, or distributee will be, or shall be deemed to be, a holder of any shares subject to an Option unless and until such participant exercises his or her right to acquire all or a portion of the Stock subject to the Option and delivers the full exercise price to the Company in accordance with the terms of this Plan and the Option and then only as to the number of shares of Stock validly acquired. Except as specifically provided in this Plan or as otherwise specifically provided by the written provisions of the Option, no adjustment to the exercise price or the number of shares of Stock subject to the Option shall be made for dividends or other rights for which the record date is prior to the date on which the Stock subject to the Option is acquired by the holder.

   d. The number of shares of Stock subject to an Option shall be adjusted to take into account any stock splits, stock dividends, recapitalization of the Stock as provided in the stock option plan.

   e. Options shall vest and become exercisable at such time or times and on such terms as the Plan Administrators may determine at the time Options are granted, subject to this Plan's requirements and restrictions.

   f. Options may contain such other provisions, including further lawful restrictions on the vesting and exercise of the Options as the Plan Administrators may deem advisable.

   g.  In no event may an Option be exercised after the expiration of its term.

7. Exercise Price. At the time Options are granted, the Plan Administrators shall establish the exercise price payable to the Company for shares to be obtained pursuant to Options.

8. Payment of Exercise Price. The exercise of any Option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check payable to the Company, or such other consideration determined appropriate by the Plan Administrators.

9. Withholding. If the grant or exercise of an Option is subject to withholding or other trust fund payment requirements of the Internal Revenue Code of 1986, as amended (the "Code"), or applicable state or local laws, the Company may initially pay the Optionee's liability and be reimbursed by Optionee no later than six months after such liability arises and as a condition of accepting Options hereunder, all Optionees hereby agree to such reimbursement terms.

10. Dilution or Other Adjustment. The shares of Stock subject to this Plan and the exercise price of outstanding Options are subject to proportionate adjustment in the event of a stock dividend on the Stock or a change in the number of issued and outstanding shares of Stock as a result of a stock split, consolidation, or other recapitalization.

11. Options to Foreign Nationals. The Plan Administrators may, in order to fulfill the purpose of this Plan and without amending this Plan, grant Options to foreign nationals or individuals residing in foreign countries that contain provisions, restrictions, and limitations different from those set forth in this Plan and the Options made to United States residents in order to recognize differences among the countries in law, tax policy, and custom. Such grants shall be made in an attempt to give such individuals essentially the same benefits as contemplated by a grant to United States residents under the terms of this Plan.

12. Listing and Registration of Shares. Each unexercised Option shall be subject to the requirement that, if at any time, the Plan Administrators shall determine, in its sole discretion, that it is necessary or desirable to list, register, or qualify the shares covered by unexercised Options on any securities exchange or under any state or federal law, or obtain the consent or approval of any governmental agency or regulatory body as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Plan Administrators.

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is ten (10) years from the date first appearing in this Plan or the date on which the One Million Nine Hundred Thousandth (1,900,000th) share is issued hereunder.

14. Amendment of this Plan. This Plan may not be amended more than once during any six-month period, other than to comport with changes in the Code. The Plan Administrators may modify and amend this Plan in any respect; provided, however, that to the extent such amendment or modification would cause this Plan to no longer comply with the applicable provisions of the Code governing incentive stock options as they may be amended from time to time, such amendment or modification shall also be approved by the shareholders of the Company.


ATTEST:

/s/ Bryan Abboud
Global Entertainment Holdings/Equities, Inc.
By: Bryan Abboud, CEO

                                                                 Exhibit 5, 23

                                                    3333 Elm Street, Suite 101
WOLTJEN                                                    Dallas, Texas 75226
_______________________________________________________________________________

LAW FIRM                                               Telephone: 214-742-5555
                                                       Facsimile: 214-742-5545
                                             E-Mail: woltjenlaw@woltjenlaw.com

January 25, 2002

Board of Directors
Global Entertainment Holdings/Equities Inc.
501 Brickell Key Drive, Suite 603
Miami, FL 33131

To the Board of Directors of Global Entertainment Holdings/Equities Inc.:

Global Entertainment Holdings/Equities Inc., a Colorado corporation (the "Company"), has informed Woltjen Law Firm (the "Firm"), of its intention to file on or about February 19, 2002 a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), concerning One Million Nine Hundred Thousand (1,900,000) shares (the "Shares") of its common stock, par value $0.001 ("Common Stock"), with the Securities and Exchange Commission ("SEC"). In connection with the filing of the Registration Statement, you have requested the Firm's opinion regarding the issuance of Common Stock.

You have represented to the Firm that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that the Company is current in its such filings with the SEC and that the Company's board of directors has authorized the filing of the Registration Statement on Form S-8. Based on the these representations and to the best of the Firm's knowledge, the Firm is of the opinion that the Common Stock will, when issued pursuant to the provisions of the Plan, be validly issued, fully paid and non-assessable. This Opinion is conditioned upon the above requirements being met.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein, and is further subject to qualifications, exceptions, and limitations set forth below:

   A. The Firm expressly excepts from the opinion set forth herein any opinion or position as to whether or to what extent a Colorado court or any other court would apply Colorado law, or the law of any other state or jurisdiction except the federal law of the United States of America, to any particular aspect of the facts, circumstances and transactions that are the subject of the opinion herein contained.

   B. In rendering this opinion, the Firm assumed that the Company is satisfying the various substantive requirements of Form S-8, and the Firm expressly disclaims any opinion regarding the Company's compliance with such requirements.

   C. The Firm expressly excepts from the opinion set forth herein any opinion concerning the need for or compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Colorado or any other jurisdiction.

   D. In expressing the opinion set forth herein, the Firm assumed the authenticity and completeness of all corporate documents, records and instruments provided to the Firm by the Company and its representatives. The Firm assumed the accuracy of all statements of fact contained therein. The Firm further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies and the correctness of all such documents. This opinion is conditioned on all of these assumptions being correct.

   E. The Firm expressly excepts from the opinion set forth herein any opinion concerning the propriety of any issuance of any shares, and any opinion concerning the tradability of any shares whether or not issued under the Registration Statement.

   F. The opinion contained herein are rendered as of the date hereof, and the Firm undertakes no obligation to advise you of any changes in or any new developments which might affect any matters or opinions set forth herein, and the Firm hereby disclaims any such obligation.

This Opinion may be relied upon by you only in connection with filing of the Registration Statement and the Firm hereby consents to the use of it as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the "Act"), the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-B promulgated under the Act. This Opinion may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized, without in each instance the Firm's prior written consent.

Sincerely,


/s/ Kevin S. Woltjen
Woltjen Law Firm

                                                                    Exhibit 23

January 23, 2002

Board of Directors
Global Entertainment Holdings/Equities Inc.
501 Brickell Key Drive, Suite 603
Miami, FL 33131

   RE:   Use of Financial Statements in Form S-8 Registration Statement

Dear Board of Directors:

As independent public accountants for Global Entertainment Holdings/Equities Inc., a Colorado corporation (the "Company"), we hereby consent to the use of our report included in the annual report of the Company on Form 10-KSB for the year ended December 31, 2000 in the Company's Form S-8 registration statement.

Sincerely,


/s/ Clyde Bailey
Clyde Bailey, P.C.